Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

UNITY BIOTECHNOLOGY, INC.

Unity Biotechnology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Unity Biotechnology, Inc. The Corporation was originally incorporated under the name “Forge, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2009, was amended on June 25, 2013, amended and restated on June 28, 2013 and further amended on January 28, 2015, June 23, 2015, February 12, 2016, October 14, 2016 and March 15, 2018.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Unity Biotechnology, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Keith Leonard, a duly authorized officer of the Corporation, on April 20, 2018.

/s/ Keith R. Leonard Jr.
Keith R. Leonard Jr., Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Unity Biotechnology, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

1. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 2.95 shares of Common Stock (as defined below) issued and outstanding shall be reclassified as one share of Common Stock, each 2.95 shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (as each is defined below) issued and outstanding shall be reclassified as one share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (the “Reverse Stock Split”).

2. Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock (as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

3. No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors). All applicable share, per share and dollar references in this Amended and Restated Certificate of Incorporation requiring adjustment for the Reverse Stock Split have been adjusted herein.

4. The total number of shares of stock that the corporation shall have authority to issue is two hundred forty-three million two hundred eighty-three thousand eight hundred eighteen (243,283,818) shares, consisting of one hundred forty million (140,000,000) shares of Common Stock, $0.0001 par value per share, and one hundred three million two hundred eighty-three thousand eight hundred eighteen (103,283,818)

shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of forty-one million seven hundred thirty-nine thousand one hundred forty-nine (41,739,149) shares. The Series A Preferred Stock shall further be divided into series of stock, designated as “Series A-1 Preferred Stock”, consisting of nine million eighty-five thousand seven hundred thirty-eight (9,085,738) shares, and “Series A-2 Preferred Stock” consisting of thirty-two million six hundred fifty-three thousand four hundred eleven (32,653,411) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of fifty million (50,000,000) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of eleven million five hundred forty four thousand six hundred sixty-nine (11,544,669) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Board of Directors” shall mean the board of directors of the Corporation.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Conversion Price” shall mean the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable.

(d) “Corporation” shall mean Unity Biotechnology, Inc.

(e) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) at least a majority of the Common Stock and (b) at least sixty percent (60%) of the outstanding shares of Preferred Stock of the Corporation, voting as a single class on as-converted basis; provided, that any repurchases of capital stock of the Corporation pursuant to clauses (i) through (iii) shall be at a price no greater than the then-fair market value of such capital stock.

(f) “Filing Date” shall mean the date of the filing and certification of this Amended and Restated Certificate of Incorporation by the Secretary of State of the State of Delaware.

(g) “Liquidation Preference” shall mean for the Series A Preferred Stock, the Series A Liquidation Preference, shall mean for the Series B Preferred Stock, the Series B Liquidation Preference, and shall mean for the Series C Preferred Stock, the Series C Liquidation Preference.

(h) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i) “Original Issue Price” shall mean for the Series A Preferred Stock, the Series A Original Issue Price, shall mean for the Series B Preferred Stock, the Series B Original Issue Price, and shall mean for the Series C Preferred Stock, the Series C Original Issue Price.

(j) “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(l) “Series A Conversion Price” shall mean $0.8644 per share for the Series A-1 Preferred Stock and $0.8762 per share for the Series A-2 Preferred Stock (in each case, subject to adjustment from time to time after the Filing Date for Recapitalizations).

(m) “Series A Liquidation Preference” shall equal, on a per share basis, the Series A Original Issue Price, plus an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available.

(n) “Series A Original Issue Price” shall mean $0.8644 per share for the Series A-1 Preferred Stock and $0.8762 per share for the Series A-2 Preferred Stock (in each case, subject to adjustment from time to time after the Filing Date for Recapitalizations).

(o) “Series A Preferred Stock” shall mean the Series A-1 Preferred Stock together with the Series A-2 Preferred Stock.

(p) “Series B Conversion Price” shall mean $12.1245 per share (subject to adjustment from time to time after the Filing Date for Recapitalizations).

(q) “Series B Liquidation Preference” shall equal, on a per share basis, the Series B Original Issue Price, plus an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available.

(r) “Series B Original Issue Price” shall mean $12.1245 per share (subject to adjustment from time to time after the Filing Date for Recapitalizations).

(s) “Series B Preferred Stock” shall mean the Series B Preferred Stock.

(t) “Series C Conversion Price” shall mean $15.3317 per share (subject to adjustment from time to time after the Filing Date for Recapitalizations).

(u) “Series C Liquidation Preference” shall equal, on a per share basis, the Series C Original Issue Price, plus an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available.

(v) “Series C Original Issue Price” shall mean $15.3317 per share (subject to adjustment from time to time after the Filing Date for Recapitalizations).

(w) “Series C Preferred Stock” shall mean the Series C Preferred Stock.

2. Dividends.

(a) Preferred Stock. The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on the Common Stock payable solely in Common Stock) on the Series B Preferred Stock, Series A Preferred Stock and Common Stock, at the rate of six percent (6%) of the Series C Original Issue Price per annum on each outstanding share of Series C Preferred Stock then outstanding; payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Only after payment of the dividends to the holders of Series C Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on the Common Stock payable solely in Common Stock) on the Series A Preferred Stock and Common Stock, at the rate of six percent (6%) of the Series B Original Issue Price per annum on each outstanding share of Series B Preferred Stock then outstanding; payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Only after payment of the dividends to the holders of Series C Preferred Stock and Series B Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on the Common Stock payable solely in Common Stock) on the Common Stock, at the rate of six percent (6%) of the Series A Original Issue Price per annum on each outstanding share of Series A Preferred Stock then outstanding; payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section V.2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding on a pari passu basis in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section V.2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors (including a majority of the Investor Directors).

(d) Consent to Certain Distributions. A distribution can be made without regard to any preferential dividends arrears amount or any preferential rights amount in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock of the Corporation, voting as a single class on an as-converted basis; provided, that any repurchases of capital stock of the Corporation pursuant to clauses (i) through (iii) shall be at a price no greater than the then-fair market value of such capital stock.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), prior to and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock, Series A Preferred Stock or Common Stock, by reason of their ownership of such stock, the holders of the shares of Series C Preferred Stock shall be paid, on a pari passu basis, an amount per share equal to the Series C Liquidation Preference. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section V.3(a), the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment or setting aside for payment to the holders of the Series C Preferred Stock of the full amount of the Series C Liquidation Preference, prior to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock or Common Stock, by reason of their ownership of such stock, the holders of Series B Preferred Stock shall be paid, on a pari passu basis, an amount per share equal to the Series B Liquidation Preference. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section V.3(a), the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment or setting aside for payment to the holders of the Series C Preferred Stock and Series B Preferred Stock of the full amount of the Series C Liquidation Preference and Series B Liquidation Preference, prior to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, the holders of Series A Preferred Stock shall be paid, on a pari passu basis, an amount per share equal to the Series A Liquidation Preference. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section V.3(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section V.3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first forgoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock. Notwithstanding the foregoing, if a holder of Preferred Stock would receive an amount per share greater than its respective Liquidation Preference if such share were converted to Common Stock, then each share of Preferred Stock shall be treated as if such holder had converted such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event and each such holder will share ratably in any distribution in connection with such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event on an as-if-converted to Common Stock basis while foregoing participation as Preferred Stock.

(d) Reorganization. For purposes of this Section V.3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total outstanding securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (clauses (i), (ii) and (iii), a “Deemed Liquidation Event”). The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock (voting together as a single class on an as-converted to Common Stock basis).

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including a majority of the Investor Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section V.3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the NYSE MKT or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(f) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section V.3(d)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(f), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section V.4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that (x) the aggregate gross proceeds to the Corporation are not less than $30,000,000 and (y) the price per share to the public is not less than the Series C Original Issue Price (a “Qualified Public Offering”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least sixty percent (60%) of the Preferred Stock then outstanding (voting together as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors (including at least a majority of the Investor Directors). For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, (i) a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, (ii) a certificate for the number of the shares of Preferred Stock (if any) represented by the surrendered certificate that were not converted into Common Stock and (iii) a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and an amount equal to all dividends declared or accrued but unpaid payable (i) in shares of Common Stock at the Conversion Price in effect at the time of the conversion, or (ii) in cash, as determined in good faith by the Board of Directors (including at least a majority of the Investor Directors). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the Filing Date, other than issuances or deemed issuances of:

(1) shares of Common Stock upon the conversion of the Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, shares of or options, warrants or other rights to purchase Common Stock net of any stock repurchases or expired or terminated options pursuant to the terms of any option plan, restricted stock purchase agreement or similar arrangement, provided, that such issuances are approved by the Board of Directors (including at least a majority of the Investor Directors);

(3) shares of Common Stock upon the exercise or conversion of Options or Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections V.4(e), V.4(f) or V.4(g) hereof;

(5) shares of Common Stock issued or issuable in a registered public offering under the Securities Act;

(6) shares of Common Stock or Options or Convertible Securities issued or issuable in connection with bona fide acquisitions, mergers or similar transactions, provided, that such issuances are approved by the Board of Directors (including at least a majority of the Investor Directors);

(7) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation, approved by the Board of Directors (including at least a majority of the Investor Directors);

(8) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors (including at least a majority of the Investor Directors);

(9) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (including at least a majority of the Investor Directors);

(10) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors (including at least a majority of the Investor Directors); and

(11) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of Additional Shares of Common pursuant to subsections (1) through (10) above.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Filing Date shall issue or amend any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or amendment, as applicable, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section V.4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections V.4(e), V.4(f) and V.4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section V.4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation at any time or from time to time after the Filing Date shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on an as-converted basis immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding on an as-converted basis immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate. For the purposes of this Section V.4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section V.4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors (including at least a majority of the Investor Directors); and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors (including a majority of the Investor Directors).

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reverse split, reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reverse split, reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section V.3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section V.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, (i) any downward adjustment of the Conversion Price of any shares of Series A Preferred Stock may be waived by the consent or vote of the holders of at least 66.67% of the outstanding shares of Series A Preferred Stock either before or after the issuance causing the adjustment; (ii) any downward adjustment of the Conversion Price of any shares of Series B Preferred Stock may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock either before or after the issuance causing the adjustment; and (iii) any downward adjustment of the Conversion Price of any shares of Series C Preferred Stock may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of at least 60% of the outstanding shares of Preferred Stock, voting as a single class on as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Taxes. The Corporation shall pay any and all issue and other similar taxes (but not including, for the avoidance of doubt, any income or similar tax) that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5. Voting.

(a) Election of Directors.

(i) The holders of outstanding shares of Series A Preferred Stock shall, voting together as a single class, be entitled to elect two (2) members of the Board of Directors (such members, the “Series A Directors”). Except as provided in Section V.5(a)(iii)(D) below, such directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.

(ii) The holders of outstanding shares of Series B Preferred Stock shall, voting together as a single class, be entitled to elect one (1) member of the Board of Directors (the “Series B Director” and, together with the Series A Directors, the “Investor Directors”). Except as provided in Section V.5(a)(iii)(D) below, such director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.

(iii) The election of directors pursuant to clauses (i) and (ii) above shall occur (A) at the annual meeting of holders of capital stock, (B) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (C) at any special meeting of holders of Series A Preferred Stock or Series B Preferred Stock, as applicable, called by holders or (D) by the written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable. If at any time a vacancy occurs among the directors elected by the holders of a class or series of Preferred Stock and at the time of such vacancy shares of such class or series are outstanding, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of such class or series of Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law.

(iv) The holders of outstanding shares of Preferred Stock shall also be entitled to vote in the election of all other directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Preferred Stock entitled to the number of votes specified in Section V.5(d) hereof. The holders of outstanding shares of Preferred Stock may, in their sole discretion, determine not to elect one or more directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(b) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(c) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(d) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(g) California Section 2115. To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6. Amendments and Changes.

(a) As long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation or bylaws), voting as a single class on as-converted basis, with any such act or transaction effected without such approval being null and void ab initio and of no force or effect:

(i) amend, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(iii) authorize or create any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(iv) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation, including, without limitation, any Deemed Liquidation Event;

(v) enter into any transaction with any of its officers, directors, employees or affiliates (or any of their affiliates), except (x) in the ordinary course of business and pursuant to the reasonable requirements of the Corporation’s business and upon fair and reasonable terms at least as fair to the Corporation as could have been reasonably obtained on an arm’s length basis, (y) as approved by the Board of Directors (including at least a majority of the Investor Directors) or (z) for any loan or advance (A) for ordinary travel, entertainment and similar expenses, (B) pursuant to any employee stock option plan or stock purchase agreement approved by the Board of Directors (including at least a majority of the Investor Directors), or (C) not in excess of $25,000 in the aggregate (if an advance);

(vi) authorize a merger, acquisition or a share exchange with any other corporation or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation) or effect any transaction which results in the holders of the Corporation’s capital stock prior to the transaction owning less than 50% of the voting power of the Corporation’s capital stock after the transaction;

(vii) voluntarily liquidate or dissolve;

(viii) increase or decrease the size of the Board of Directors;

(ix) authorize or undertake any public offering other than a Qualified Public Offering;

(x) enter into any exclusive license of any of the Corporation’s material intellectual property except as approved by the Board of Directors (including at least a majority of the Investor Directors);

(xi) declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation as approved by the Board of Directors (including at least a majority of the Investor Directors);

(xii) create or authorize the creation of any debt security unless such debt security has received the prior approval of the Board of Directors (including at least a majority of the Investor Directors);

(xiii) create, or hold capital stock in, any subsidiary that is not a wholly-owned subsidiary of the Corporation or dispose of any stock of any direct or indirect subsidiary of the Corporation or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of any subsidiary assets;

(xiv) change the Corporation’s principal line of business outside of biotechnology drug development; or

(xv) amend this Section V.6.

(b) As long as any of the Series A Preferred Stock shall be issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 66.67% of the outstanding shares of the Series A Preferred Stock, voting together as a single class on an as-converted basis, amend, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock that affects the Series A Preferred as a series differently than the Preferred Stock as a class, with any such act or transaction effected without such approval being null and void ab initio and of no force or effect.

(c) As long as any of the Series B Preferred Stock shall be issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting together as a single class on an as-converted basis, amend, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock that affects the Series B Preferred as a series differently than the Preferred Stock as a class, with any such act or transaction effected without such approval being null and void ab initio and of no force or effect.

(d) As long as any of the Series C Preferred Stock shall be issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting together as a single class on an as-converted basis, amend, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock that affects the Series C Preferred as a series differently than the Preferred Stock as a class, with any such act or transaction effected without such approval being null and void ab initio and of no force or effect.

7. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the General Corporation Law of the State of Delaware as currently in effect (the “DGCL”), a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a Director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be automatically eliminated or limited to the fullest extent permitted by the DGCL, as so amended without further action by the Corporation. Neither any amendment nor repeal of this Section X.1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section X.1, shall eliminate or reduce the effect of this Section X.1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section X.1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify (and with respect to Directors, shall indemnify), to the extent permitted by the DGCL as currently in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred (and with respect to Directors, such right to indemnification shall not be eliminated or impaired).

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

In recognition and anticipation that (i) certain of the Covered Persons (as defined below) may serve as Directors or officers of the Corporation, (ii) certain holders of Preferred Stock and their respective Affiliated Companies (as defined below) engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with one or more holders of Preferred Stock and their respective Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE XII are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Covered Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, Directors and stockholders in connection therewith.

The Corporation and its Affiliated Companies renounce, to the fullest extent permitted by law, any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below). As a result of such renunciation, to the fullest extent permitted by applicable law, (a) all Excluded Opportunities shall belong to the applicable holder of Preferred Stock and its Affiliated Companies, (b) no Covered Person shall have any duty to present any Excluded Opportunity to the Corporation or its Affiliated Companies, (c) the Covered Persons shall have the right to hold and exploit all Excluded Opportunities for their own account and benefit, or to direct, sell, assign or transfer any Excluded Opportunity to any other person or entity and (d) the Covered Persons cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that any

Covered Person does not present any Excluded Opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits any Excluded Opportunity for itself or directs, sells, assigns or transfers any Excluded Opportunity to any other person or entity.

“Excluded Opportunity” means any matter, transaction or interest or potential matter, transaction or interest (including without limitation those that might be the same as or similar to the business or activities of the Corporation or any of its Affiliated Companies) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, any Covered Person unless such matter, transaction or interest is offered in writing to a Covered Person expressly and solely in such Covered Person’s capacity as a Director or officer of the Corporation.

“Affiliated Company” means (a) in respect of any person or entity (other than the Corporation), (i) any entity that controls, is controlled by or is under common control with such person or entity (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any investment fund managed by such person or entity or any person or entity that controls, is controlled by or is under common control with such person or entity, and (b) in respect of the Corporation, any entity controlled by the Corporation.

“Covered Persons” means (a) a holder of Preferred Stock and any partner, member, director, officer, stockholder, employee or agent of such holder of Preferred Stock or any of its Affiliated Companies, and (b) any person serving as a Director, officer, employee or agent of the Corporation at the request of a holder of Preferred Stock or any of their respective Affiliated Companies.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XII.

To the extent that any provision of this ARTICLE XII is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this ARTICLE XII.